UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2023

Zevra Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36913	20-5894398
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1180 Celebration Boulevard, Suite 103, Celebration, FL		34747
(Address of principal executive offices)		(Zip Code)

(321) 939-3416
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ZVRA	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Wendy L. Dixon, Ph.D. to Board of Directors

On March 27, 2023, the board of directors (the “Board”) of Zevra Therapeutics, Inc. (the “Company”) appointed Wendy L. Dixon, Ph.D. to serve as a director of the Company, effective immediately following the conclusion of the Company’s 2023 Annual Meeting of Stockholders (the "2023 Annual Meeting") to be held on April 25, 2023, to fill the vacancy resulting from Dr. Travis Mickle's resignation from the Board effective as of that day. Dr. Dixon will serve as a Class I director, with a term expiring at the Company’s annual meeting of stockholders to be held in 2025 or her earlier death, resignation, or removal.

There is no arrangement or understanding between Dr. Dixon and any other person pursuant to which she was selected as a director of the Company, and there is no family relationship between Dr. Dixon and any of the Company’s other directors or executive officers. The Company is not aware of any transaction involving Dr. Dixon requiring disclosure under Item 404(a) of Regulation S-K.

Dr. Dixon previously served as the chief marketing officer and president of global marketing at Bristol Myers Squibb and served as a senior vice president of marketing at Merck. Earlier in her career, she held executive management positions at West Pharmaceuticals, Osteotech and Centocor, as well as roles at SmithKline and French (now GlaxoSmithKline) in marketing, regulatory affairs, project management and as a biochemist. Dr. Dixon has more than 40 years of biopharmaceutical industry experience in drug development with leadership roles in regulatory affairs and commercial capabilities. She currently serves on the board of directors of Arivinas, Inc., Black Diamond Therapeutics, Inc., and Iovance Biotherapeutics, Inc. Previously, Dr. Dixon has served on the boards of directors of Alkermes plc, Ardea Biosciences, Inc., bluebird bio, Inc., Dentsply International, Furiex Pharmaceuticals, Orexigen Therapeutics, Sesen Bio, Inc. (formerly Eleven Biotherapeutics, Inc.), and Voyager Therapeutics, Inc. Dr. Dixon holds a Ph.D. in biochemistry and an M.Sc. and B.Sc. in Natural Science from the University of Cambridge. The Company’s Board believes that Dr. Dixon’s extensive experience in global pharmaceutical management, sales and products provides her with the qualifications to serve on the Board.

Upon commencement of her service as a director, Dr. Dixon will be granted an initial option grant to purchase 22,500 shares of the Company’s common stock under its Amended and Restated 2014 Equity Incentive Plan, with the shares vesting in three equal annual installments, subject to her continued service as a director through the applicable vesting date. Additionally, in accordance with the Company’s non-employee director compensation policy, Dr. Dixon will be entitled to receive a $40,000 annual retainer for her service as director. At each annual stockholder meeting following which Dr. Dixon’s term as a director continues (beginning with the annual meeting of stockholders to be held in 2024), Dr. Dixon will be entitled to receive an additional stock option to purchase 39,200 shares of the Company’s common stock, which option will vest and become exercisable in full on the earliest of (i) the first anniversary of the grant date, (ii) the day before the first annual stockholders meeting occurring after the grant date or (iii) immediately prior to a change in control of the Company, subject in each case to her continued service on such vesting date.

Dr. Dixon has also entered into the Company’s standard form of indemnification agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zevra Therapeutics, Inc.

Date: March 30, 2023	By:	/s/ R. LaDuane Clifton
R. LaDuane Clifton, CPA
Chief Financial Officer, Secretary and Treasurer